Exhibit 11.1

Edwards Group Limited

Code of Business Conduct and Ethics

1.                                      Your Obligations

This Code of Business Conduct and Ethics (this “Code”) is designed to promote honest, ethical and lawful conduct by all employees, officers and directors of Edwards Group Limited and all subsidiaries and entities controlled by it (collectively, the “Company”). This Code is intended to help you understand the Company’s standards of ethical business practices and to stimulate awareness of ethical and legal issues that you may encounter in carrying out your responsibilities to the Company. In addition, independent contractors, consultants, agents and sales representatives who represent the Company are expected to apply the same high standards while working on Company business.

The actions of every employee, officer, director, agent or other representative affect the reputation and integrity of the Company. Therefore, it is essential that you take the time to review this Code and develop a working knowledge of its provisions. You are required to complete a certificate attesting to compliance with the Code upon becoming an employee, officer or director and, thereafter, on an annual basis.

The Code is the responsibility of us all, both collectively and as individuals, specifically:

•                                          the Board has adopted the Code with the Chief Executive Officer (“CEO”) having overall ownership and the Executive Management Board being responsible for ensuring the Code is cascaded, communicated and understood. They have tasked sponsorship and management of the Code to a group consisting of the Compliance Officer (as defined below), the HR Director, the Head of Corporate Communications and the Head of Internal Audit and others by invitation from time to time (the “Steering Group”), which meets quarterly;

•                                          the Edwards Legal Director serves as the Compliance Officer for the Code (“Compliance Officer”) and reports to the CEO;

•                                          the Compliance Officer is directly responsible to the Board of Directors on Code matters and reports to them quarterly;

•                                          the Lead Sustainability Manager and Code Sustainability Managers provide support to the Steering Group in terms of implementation and ensuring that agreed processes are in place;

•                                          each manager and supervisor must ensure that they support the Code, train their teams and enforce compliance;

•                                          investigations and resulting actions are managed through the Compliance Officer, line management, or HR, using standard company procedures and with appropriate confidentiality;

•                                          you are encouraged to report any concerns through the “Speak Out” service or through any of the available channels as discussed in this Code when necessary.

At all times, you are expected to:

•                                          Avoid conflicts between personal and professional interests where possible;

•                                          Promptly disclose any concerns or violations of this Code to your manager, local HR or legal representative, the Company’s Compliance Officer or through the “Speak Out” service and otherwise pursue the ethical handling of conflicts (whether real or perceived) when conflicts or the appearance of conflicts are unavoidable;

•                                          Provide accurate and complete information in the course of fulfilling your obligations and communicate information in a timely manner;

•                                          Provide full, fair, accurate, timely, and understandable disclosure in the periodic reports required to be filed by the Company with regulators and in other public communications made by the Company;

•                                          Comply with all applicable laws, rules, regulations and Company policies;

•                                          Seek guidance where necessary from a responsible supervisor; and

•                                          Be accountable personally for adherence to this Code.

WHO DO I CONTACT
FOR GUIDANCE OR TO REPORT CONCERNS?

If you believe a situation may involve or lead to a violation of this Code, please seek guidance and report such concerns in accordance with this Code.

•                  Seek guidance from a responsible supervisor (for example, your immediate manager, a department head or location manager) or other appropriate internal authority (for example, your local Human Resources or legal representative or local Code Sustainability Manager]).

•                  Disclose any concerns or violations of this Code to your manager, local HR or legal representative, the Company’s Compliance Officer or through the “Speak Out” service.

•                  Use the “Speak Out” hotlines to report concerns.

•                  Report audit and accounting concerns to the Speak Out hotline or the Audit and Risk Committee.

HELPLINE:  “Speak Out” is run by an independent service provider called “Safecall.” Details of the hotline numbers can be found on the intranet and at each of the Company’s sites globally. Where possible, these are toll-free phone numbers.

Confidential Email Submission:

codeofconduct@edwardsvacuum.com

Compliance Officer

Adam Ramsay
Legal Director
+44 (0) 12 9360 3264
adam.ramsay@edwardsvacuum.com

Chairman of the Audit and Risk Committee:

Contact directly or send for the attention of the Company Secretary, Edwards Group Limited, at Crawley (+44 (0) 12 9360 3523).

It is the Company’s policy to encourage the communication of bona fide concerns relating to the lawful and ethical conduct of business, and audit and accounting procedures or related matters. It is also the policy of the Company to protect those who communicate bona fide concerns from any retaliation for such reporting.

Confidential and anonymous mechanisms for reporting concerns are available and are described in this Code and the Company’s Whistleblowing Policy and Procedures, including the Speak Out hotlines. However, anonymous reporting does not serve to satisfy a duty to disclose your own involvement in a real or perceived conflict of interest or in a real or perceived unethical or illegal conduct.

This Code is part of a broader set of Company policies and compliance procedures described in greater detail in the Company’s employee manuals and on the Company’s intranet. This Code is not intended to supersede or materially alter specific Company policies and procedures already in place and applicable to particular employees as set forth in the Company’s employee policies and procedures, and communicated to Company employees. Any changes to or waivers of this Code will be disclosed in the Company’s annual report on Form 20-F or on the Company’s website, each to the extent required by law.

No policy can provide definitive answers to all questions. It is difficult to anticipate every decision or action that you may face or consider. Whenever there is doubt about the right ethical or legal choice to make, or questions regarding any of the standards discussed or policies referenced in this Code, you should fully disclose the circumstances, seek guidance about the right thing to do, and keep asking until guidance is obtained. The earlier a potential problem is detected and corrected, the better off the Company will be in protecting against harm to the Company’s business and reputation.

Those who violate the standards in this Code may be subject to disciplinary action. Failure to follow this Code, as well as to comply with all applicable laws, rules, regulations and Company policies may result in termination of employment or termination of board service.

2.                                     Compliance with Laws, Rules & Regulations

The Company requires you to comply with all applicable laws, rules and regulations in countries where the Company does business. Violation of domestic or foreign laws and regulations may subject you, as well as the Company, to civil and/or criminal penalties. To assure compliance with applicable laws and regulations, the Company has established various policies and procedures, including, but not limited to, those relating to insider trading and anti bribery & corruption. You are responsible for the integrity and reputation of the Company and for compliance with the Code and related policies and procedures. Prompt reporting to your manager, local HR or legal representative, the Company’s Compliance Officer or through the

“Speak Out” service of any circumstances that you believe may constitute a violation of this Code or any other Company policy or applicable law, regulation or rule is integral to our commitment to ethics and compliance.

Legal compliance is not always intuitive. To comply with the law, you must learn enough about the national, state and local laws that affect your work at the Company to spot potential issues and to obtain proper guidance on the right way to proceed. When there is any doubt as to the lawfulness of any proposed activity, you should seek advice from your manager, local HR or legal representative, the Company’s Compliance Officer or through the “Speak Out” service.

Certain legal obligations and policies that are particularly important to our business and reputation are summarized below. Further information on any of these matters may be obtained from your manager, local HR, legal representative or the Company’s Compliance Officer.

3.                                      Conflicts of Interest

The Company expects you to exercise good judgment and the highest ethical standards in your activities on behalf of the Company as well as in your private activities outside the Company. Particular care should be taken to ensure that no detriment to the interests of the Company (or appearance of such detriment) may result from a real or perceived conflict between those interests and any personal or business interests which you may have. In particular, you have an obligation to avoid, and where avoidance is not feasible to disclose to your manager, local HR or legal representative, the Company’s Compliance Officer or through the “Speak Out” service or as otherwise set forth in this Code, any activity, agreement, business investment or interest or other situation that might in fact or in appearance cause you to place your own interests, or those of another, above your obligation to the Company. Care should be taken about the appearance of a conflict since such appearance might impair confidence in, or the reputation of, the Company even if there is no actual conflict and no wrongdoing.

While it is not possible to describe or anticipate all the circumstances that might involve a conflict of interest, a conflict of interest may arise whenever you take action or have interests that may make it difficult to perform your work objectively or effectively or when you (or an “immediate family member,” as defined below) receive improper personal benefits as a result of your position or relationship with respect to the Company. Conflicts may, depending on the circumstances, arise where you (or your immediate family member or an entity with which you are closely affiliated):

•                                          Solicit or accept from customers, suppliers or others dealing with the Company any kind of gift or other personal, unearned benefits as a result of your position or relationship with respect to the Company including payment or reimbursement of travel and meal expenses (other than non-monetary items of nominal intrinsic value);

•                                          Have a consulting, managerial or employment relationship with a competitor, customer, supplier or others dealing with the Company;

•                                          Acquire real property, leaseholds, patents or other property or rights in which the Company has, or you know or have reason to believe at the time of acquisition that the Company is likely to have, an interest related to the business of the Company;

•                                          Acquire personal items or services from one of the Company’s customers, suppliers or vendors at a discount that is not reasonable and comparable to what the customer, supplier or vendor would have given other similarly situated persons; or

•                                          Have a material interest in a transaction involving indebtedness or a guarantee of indebtedness (excluding amounts due for purchases of goods and services subject to usual trade terms, for ordinary business travel and expense payments and for other transactions in the ordinary course of business).

An “immediate family member” includes any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and any person (other than a tenant or employee) sharing your household.

In all instances where a real or perceived conflict exists, you must disclose the nature of the conflict to your manager, local HR or legal representative, the Company’s Compliance Officer or through the “Speak Out” service as soon as possible. Where there is a real or perceived conflict of interest involving a director of the Company, the matter should be referred to the Chairman of the Board or the Chairman of the Audit and Risk Committee. Company policy prohibits conflicts of interest, except as approved by:

•                                          The Audit and Risk Committee, with respect to conflicts of interest related to directors, director nominees and executive officers; or

•                                          Senior management, with respect to conflicts of interest related to all other persons.

For the avoidance of doubt, conflicts of interest that have been approved in accordance with this Code will not constitute a waiver of the Code.

Some of the examples set out in this section would be covered by the Company’s Anti Bribery & Corruption Policy (“ABC Policy”) referred to later on in this Code.

3.1                               Gifts and Gratuities

As laid out in the Company’s ABC Policy, you and your immediate family members are prohibited from requesting, accepting or offering any form of under-the-table payment, kickback, bribe, rebate, barter or other improper payment or gratuity in connection with any corporate expenditure or sale of goods or services. You and your immediate family members are also discouraged from purchasing personal items or services from the Company’s suppliers and vendors. However, if this cannot be avoided, any such purchases shall be in the ordinary course and any discount received must be reasonable and comparable to what the customer, supplier or vendor would have given other similarly situated persons. If approached with such an offer, you should contact your manager, local HR or legal representative, the Company’s Compliance Officer or through the “Speak Out” service. See the Company’s ABC Policy for further detail.

3.2                               Loans and Guarantees

You and your immediate family members must not accept loans or guarantees of obligations from any individual, organization or entity doing or seeking to do business with the Company (except from banks or other entities that provide such services in the normal course and at arms’ length). You should report any offer of such a loan or guarantee to your manager, local HR or legal representative, the Company’s Compliance Officer or through the “Speak Out” service.

3.3                               Outside Employment

The Company’s employees and officers are expected to devote their full time and attention to the Company’s business during regular working hours and for whatever additional time may be required as governed by their terms of engagement or contracts of employment. Outside business activities can easily create real or perceived conflicts of interest or diminish productivity and effectiveness. In some cases, employees are prohibited by their terms of engagement or contracts of employment from engaging in outside business activities at all. For these reasons, employees and officers should avoid outside business activities that divert their time and talents from the Company’s business. Though the Company encourages professional activities and community involvement, special care must be taken not to compromise duties owed to the Company. Employees and officers are expected to disclose the nature of any non-Company activity for which compensation is received.

3.4                               Memberships on Boards and Committees

You must obtain approval from the Company’s Compliance Officer or the Board before agreeing to serve on the board of directors or similar body of a for-profit enterprise or government agency.

Serving on boards of not-for-profit or community organizations does not require prior approval. However, if service with a not-for-profit or community organization creates a situation that poses a real or perceived conflict of interest with the Company (for example, the organization solicits charitable contributions from the Company or purchases significant services from the Company), you should contact the Company’s Compliance Officer for approval to continue such service.

3.5                               Political and Other Outside Activities

Prior to seeking any election or appointment to public office, you must notify the Company’s Compliance Officer or the Board to clarify the Company’s position in the event the candidacy is successful or the appointment is made. Written approval must be obtained. See “Political Contributions and Activities” below.

Subject to the limitations imposed by this Code, each employee and officer is free to engage in outside activities that do not interfere with the performance of his or her responsibilities or otherwise conflict with the Company’s interests. Where activities may be of a controversial or sensitive nature, employees and officers are expected to seek the guidance of your manager, local HR or legal representative, the Company’s Compliance Officer or through the “Speak Out” service before engaging in such activities. You must not use your Company position or title or any Company equipment, supplies or facilities in connection with outside activities, nor may you do anything that might infer sponsorship or support by the Company of such activity, unless such use has been approved in writing by the Company’s Compliance Officer.

Employees and officers should not solicit contributions or other support from fellow employees, or distribute non-work-related material to fellow employees during working hours or in areas where work is being performed.

4.                                      Protection and Proper Use of Company Assets

You have a personal responsibility to protect the assets of the Company from misuse or misappropriation. The assets of the Company include tangible assets, such as products, equipment and facilities, as well as intangible assets, such as corporate opportunities, intellectual property, trade secrets and business information (including any non-public information learned as an employee, officer, director or agent of the Company).

4.1                               Theft/Misuse of Company Assets

The Company’s assets may only be used for business purposes and such other purposes as are approved by the Company. You must not take, make use of, or knowingly misappropriate the assets of the Company for personal use, for use by another, or for an improper or illegal purpose. You are not permitted to remove, dispose of, or destroy anything of value belonging to the Company without the Company’s express prior written consent, including both physical items and electronic information.

4.2                               Corporate Opportunities

You must not, for personal or any other person’s or entity’s gain, deprive the Company of any business opportunity which could be construed as related to any existing or reasonably anticipated future activity of the Company except as permitted by our amended and restated memorandum and articles of association (the “Articles”). If you learn of any such opportunity through your association with the Company, you may not disclose it to a third party or invest in the opportunity without first offering it to the Company except as permitted by our Articles. Nor should you use Company property, information or position for personal gain.

You must not participate in an initial public offering or otherwise accept special investment opportunities from a supplier, vendor (including banks or financial advisers), or customer with whom the Company is doing business or that is seeking to sell products or services to the Company without first disclosing the opportunity to the Company’s Compliance Officer.

4.3                               Confidential Information/Privacy

If you are entrusted with information of a confidential or proprietary nature (about the Company, its suppliers, customers, vendors, businesses which do business with the Company or other constituents), you must not disclose that information outside the Company, either during or after service with the Company, except with written authorization of the Company or as may be otherwise required by law. You may not use confidential information for your own personal benefit or the benefit of persons or entities outside the Company. In most cases, your terms of engagement or contract of employment will contain contractual confidentiality undertakings, in any event.

Confidential information includes all non-public information learned as an employee, officer,  director or agent of the Company. It includes, but is not limited to:

•                                          Non-public information that might be (i) of use to competitors, suppliers, vendors, customers, joint venture partners or others, (ii) of interest to the press, or (iii) harmful to the Company or its suppliers, vendors or customers, if disclosed;

•                                          Non-public information about the Company’s financial condition, prospects or plans, its marketing and sales programs and research and development information, as well as information relating to mergers and acquisitions, stock splits and divestitures;

•                                          Non-public information concerning possible transactions with other companies or information about the Company’s customers, suppliers, vendors or joint venture partners, which the Company is under an obligation to maintain as confidential;

•                                          Non-public information about discussions and deliberations, relating to business issues and decisions, between and among employees, officers, directors and agents; and

•                                          Non-public information about fellow employees or any other individuals about whom the Company may hold information from time to time.

Confidential information does not include information already in the public domain, unless such information arrived there by unauthorized means.

In addition, most countries have data privacy laws regulating the collection and use of personal data, which is any information that directly or indirectly identifies a natural person, although the types of data covered, the nature of the protection and local enforcement mechanisms vary. Examples of personal data include personal, employment, medical, financial and education and training information. All employees are responsible for ensuring compliance with the data privacy requirements under the laws, rules and regulations of the applicable countries.

See “Insider Trading and Fair Disclosure” below and the Company’s Insider Trading Policy for further detail.

4.4                               Network Use, Integrity & Security

Where local law allows and pursuant to the Company’s IM User Security Policy, the Company reserves the right to monitor or review any and all data and information contained on any employee’s, officer’s or director’s computer or other electronic device issued by the Company. In addition, the Company reserves the right to monitor or review an employee’s, officer’s or director’s use of the Internet, Company Intranet and Company e-mail or any other electronic communications without prior notice.

Access to Company systems will be revoked and disciplinary action may be taken in the event that such systems are used to commit illegal acts, or to violate the nondiscrimination, harassment, pornography, solicitation or proprietary information terms of this Code, or any other terms of this Code.

In order to maintain systems integrity and protect the Company network, no employee, officer or director should divulge any passwords used to access any Company computer or database. Any suspected breach of the Company’s network security systems should be reported to a responsible supervisor or appropriate internal authority immediately.

All employees, officers and directors should refrain from using or distributing software that may damage or disrupt the Company’s work environment by transmitting a virus or conflicting with Company systems.

No employee, officer or director should engage in the unauthorized use, copying, distribution or alteration of computer software whether obtained from outside sources or developed internally. All software, including “shareware,” contains terms of use that must be adhered to.

See the Company’s IM User Security Policy for further detail.

5.                                      Trade Practices

5.1                               Fair Dealing

You should deal fairly with the Company’s suppliers, customers, vendors, competitors and employees. You must not take unfair advantage through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice. We respect the confidentiality and privacy of our suppliers, customers, vendors, competitors and employees. Information about the Company’s suppliers, customers, vendors, competitors and employees must be used in an ethical manner and in compliance with the law. Under no circumstance should information be obtained through theft, illegal entry, blackmail, or electronic eavesdropping, or through misrepresenting affiliation with the Company or identity. Any confidential or proprietary information should not be used if it is suspected that such information has been obtained improperly.

Similarly, you must respect and protect any confidential or proprietary information shared with the Company unless disclosure is necessary to comply with statutory requirements, subpoenas, court orders or other lawful process or properly authorized government investigations. This information should not be released without proper authorization and should be used for legitimate business purposes only. Employees, officers and directors should not divulge any confidential or proprietary information about their former employers, nor shall any employee, officer, director or agent ever ask them to.

Customers and potential customers are entitled to receive accurate information regarding prices, capabilities, terms and scheduling. The Company strives to produce advertisements that are fair, accurate and lawful. False or misleading statements to sell or market Company products or services are to be strictly avoided. Immediate efforts should be made to correct any misunderstanding that may exist with a customer or potential customer. You must ensure that

Company products and services conform to all applicable laws, rules, regulations and test procedures.

See the Company’s Ethical Purchasing Policy for further details.

5.2                               Compliance with Competition Laws

Vigorous competition — free from collusion and unreasonable restraints — is the best mechanism for ensuring the production of high quality, well-priced and innovative products and services. Moreover, failure to comply with applicable competition and other trade regulation laws in jurisdictions in which the Company does business could result in serious consequences both for the Company and the offending individuals — including significant civil and criminal penalties, and damage to the Company’s reputation. It is the Company’s policy to compete solely on the basis of its superior and innovative products and services, through your collective efforts and contributions, and to avoid improper actions that unreasonably restrain trade. You are expected to support Company efforts to compete vigorously in the marketplace in compliance with both the letter and the spirit of all applicable all applicable laws, rules and regulations.

Competition and trade regulation issues are very complex. Determining what actions unreasonably restrain trade or are otherwise improper will depend on the structure of the market and a number of other factors. Whenever any doubt exists as to the legality of any communication, action, arrangement or transaction, please contact the Compliance Officer immediately.

To avoid even the perception of unlawful conduct, employees should avoid:

•                                          Discussing with a competitor:  prices, costs, terms and conditions of sale or purchase, marketing, production, products and services, bidding practices, other non-public business matters, territories, distribution channels or customers; and

•                                          Restricting the right of a customer to sell or lease a product or service at or above any price.

In addition, the following practices should not be engaged in without advanced written approval by the Compliance Officer:

•                                          Conditioning the sale or lease of a product or service on the sale or lease of another product or service (“tying”);

•                                          Conditioning the purchase, sale or lease of a product or service on a reciprocal agreement with a customer or supplier;

•                                          Entering into an exclusive dealing arrangement with a customer (including a lessee) or supplier;

•                                          Limiting a customer (including a lessee) as to the territories in which, or the customers to whom, a product or service can be resold or leased;

•                                          Discriminating in the prices or allowances offered to competing customers (including lessees); and

•                                          Attempting to formulate any recommended industry standards.

If your position involves setting prices or other terms or conditions of sale, marketing, purchasing, participating in trade associations or standards-setting groups, or working on acquisitions, divestures, joint ventures or licensing, you have a heightened obligation to be familiar with competition and trade practices compliance.

5.3                               Bribery and Other Corrupt Practices

The Company strictly prohibits giving or promising, directly or indirectly, anything of value to any person, including any employee of a company, any employee or official of a government (including state-owned companies) or a political party, candidate for office, or to any person performing public duties or state functions in order to obtain or retain business or to secure an improper advantage with respect to any aspect of the Company’s business.

Any question as to whether a gift or payment would be considered improper under the Company’s guidelines or applicable laws, rules or regulations must be discussed with the Company’s Compliance Officer.

Under no circumstance is it acceptable for you to offer, give, solicit or receive any form of bribe, kickback, payoff, or inducement.

See the Company’s ABC Policy for further detail.

5.4                               International Business Dealings

Specific laws, rules and regulations apply to participation in international business. Employees, officers and agents involved in business transactions must be fully familiar with, and strictly adhere to, all applicable all applicable laws, rules, regulations and Company policies. These employees, officers and agents must, at a minimum, be familiar with and comply with all applicable laws, rules, regulations and Company policies controlling exports or regulating with whom the company and its employees may do business. These laws, rules and regulations include export control and licensing laws, economic sanctions, anti-boycott laws, and various laws regulating the transnational movement of technology, goods and services. Questions regarding whether particular international transactions are permissible and compliance with applicable laws, rules, regulations and Company policies must be directed to the Company’s Compliance Officer.

6.                                      Insider Trading and Fair Disclosure

The following is a summary of the Company’s Insider Trading Policy.

The Insider Trading Policy applies to: (a) all directors, officers and other employees of the Company; (b) all agents and consultants of the Company who have access to or receive material, non-public information about the Company or any other company or entity the Company does or intends to do business with in the course of their engagement by or association with the Company; and (c) immediate family members and persons sharing the same household of the persons described in clauses (a) and (b) above, and any other person whose transactions in Company securities are directed by, or subject to their influence or control, including, for example, business associates or controlled investment vehicles.

“Immediate family member” means any spouse, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother or father-in-law, son or daughter-in-law, or brother-in-law or sister-in-law (as well as other adoptive relationships), whether or not sharing the same household as the persons described in clauses (a) and (b) above.

All applicable persons must not:  (a) trade securities of the Company or any other company while aware of material inside information with respect to that company; (b) communicate to anyone outside the Company material inside information of any company of which you are aware (this includes formal or informal advice given to family, household members and friends); or (c) disclose material inside information to anyone, other than those persons who need to know such information in order for the Company to properly and effectively carry out its business (e.g., to lawyers, advisers and other Company employees working on the matter).

Material inside information is any information that has not been disclosed broadly to the marketplace and, if made public, would be likely to be considered important by investors deciding whether to trade the Company’s shares or other listed securities (e.g., earnings estimates, winning or losing a client or contract, changes in management, significant business investments, mergers, acquisitions, dispositions and other developments, expansion or curtailment of operations, and other activity of significance including matters which affect the market in which the Company operates). Trading in securities of the Company or any other company while aware of material inside information relating to that company, or tipping others to trade, is both unethical and illegal.

Of course, where material inside information is permitted to be disclosed, the recipient should be advised of its non-public nature and the limitations on its use. Any questions as to whether information is material or non-public should be directed to the Company’s Compliance Officer. For additional information with respect to communications with the public and authorized spokespersons, see the Company’s Insider Trading Policy.

7.                                      Social Media and Inquiries from the Media and Public

“Social media” includes networking sites, blogs, Twitter accounts and wikis. If you identify yourself as an Edwards employee, you will be seen as a spokesperson. You should always clarify that you have no authority to represent the Company on social media platforms. You must never use social media to harm the Company.

The Company is committed to providing full, fair and accurate disclosure in all public communications and in compliance with all applicable laws, rules and regulations. Consistent with this commitment and the Company’s Insider Trading Policy, employees are not authorized to answer questions from the media, analysts, investors or any other members of the public. If you should receive such an inquiry, you must record the name of the person and immediately notify the Investor Relations Department or Head of Corporate Communications. This policy includes requests for the Company to provide quotes for a supplier, vendor or customer’s press release.

8.                                      Maintaining a Safe, Healthy, Non-Discriminatory and Affirmative Workplace

The Company is an equal opportunity employer and bases its recruitment, employment, development, discipline, compensation and promotion decisions solely on a person’s ability, performance and potential in relation to the needs of the job, and complies with all applicable laws, rules and regulations. The Company makes reasonable job-related accommodations for any qualified employee, officer or agent with a disability when notified by such person that he/she needs an accommodation. The Company seeks to eliminate occupational health hazards and is committed to providing a safe workplace for all employees.

The Company is committed to a workplace that is free from sexual, racial, or other unlawful harassment, and from threats or acts of violence or physical intimidation. Abusive, harassing or other offensive conduct is unacceptable, whether verbal, physical or visual. If you believe that you have been harassed or threatened with or subjected to physical violence in or related to the workplace, you should report the incident to your manager, local HR or legal representative, the Company’s Compliance Officer or through the “Speak Out” service, who will arrange for it to be investigated. All efforts will be made to handle the investigation confidentially.

The Company will not tolerate the possession, use or distribution of pornographic, racist, derogatory, sexist or otherwise offensive materials on Company property, or the use of Company personal computers or other equipment to obtain or view such materials. All employees, officers and agents must promptly contact your manager, local HR or legal representative, the Company’s Compliance Officer or through the “Speak Out” service about the existence of offensive materials, especially child pornography, on the company’s systems or premises so that appropriate action may be taken, including notifying the proper authorities if necessary.

The Company is committed to providing a drug-free work environment. The illegal possession, distribution, or use of any controlled substances on Company premises or at Company functions is strictly prohibited. Similarly, reporting to work under the influence of any illegal drug or alcohol and the abuse of alcohol or medications in the workplace is not in the Company’s best interest and violates this Code.

All of the above is also covered by the Company’s HR policies and procedures, which are made available and communicated to all employees.

All accidents, injuries, or concerns about unsafe equipment, practices, conditions or other potential hazards should be immediately reported to an appropriate supervisor.

9.                                      Human Rights

The Company strives to conduct business in a manner that respects human rights as set forth in the United Nations Universal Declaration of Human Rights. The Company ensures adherence to corporate policies, regular contact with shareholders and contributions to the general well-being of communities in which we work.

10.                               Political Contributions and Activities

It is the Company’s policy that it does not make any political contributions. As such, no direct or indirect political contribution (including the use of Company property, equipment, funds or other assets) of any kind may be made in the name of the Company, or by using Company funds, unless approved by the Board.

11.                               Subpoenas and Government Investigations

As a general matter, it is the Company’s policy to cooperate in any government investigations and inquiries. All subpoenas, information document requests, or other inquiries should be referred immediately to the Company’s Compliance Officer.

12.                               Accounting Practices, Books & Records and Record Retention

Honest and accurate recording and reporting of information is critical to our ability to make responsible business decisions and foster investor trust. You have a strict obligation to provide accurate information in the records of the Company.

You are expected to support the Company’s efforts in fully and fairly disclosing the financial condition of the Company in compliance with applicable accounting principles, laws, rules and regulations and making full, fair, accurate timely and understandable disclosure in our periodic reports filed with the U.S. Securities and Exchange Commission and in other communications to other regulators, securities analysts, rating agencies and investors. The Company’s accounting records are relied upon to produce reports for the Company’s management, rating agencies, investors, creditors, governmental agencies and others. Our financial statements and the books and records on which they are based must accurately reflect all corporate transactions and conform to all legal and accounting requirements and our system of internal controls.

All employees, officers, directors and agents — and, in particular, the chief executive officer, the chief financial officer and the financial controller — have a responsibility to ensure that the Company’s accounting records do not contain any false or misleading entries or omissions.

We do not tolerate any misclassification of transactions as to accounts, departments or accounting periods and, in particular:

•                                          All accounting records, as well as reports produced from those records, are to be kept and presented in accordance with the applicable laws, rules and regulations of each applicable jurisdiction;

•                                          All records are to fairly and accurately reflect the transactions or occurrences to which they relate;

•                                          All records are to fairly and accurately reflect in reasonable detail the Company’s assets, liabilities, revenues and expenses;

•                                          No accounting records are to contain any false or misleading entries or omissions;

•                                          No transactions are to be misclassified as to accounts, departments or accounting periods;

•                                          All transactions are to be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period;

•                                          All group financial statements are to comply with the International Financial Reporting Standards; and

•                                          The Company’s system of internal accounting controls, including compensation controls, is required to be followed at all times.

Any effort to mislead or coerce the independent auditors or a member of internal audit staff may have serious legal consequences for the perpetrator and for the Company, including criminal sanctions, and is strictly prohibited.

Laws, rules and regulations require the Company’s records, including its financial, environmental, health and safety, human resources, research and development, analytical, engineering and intellectual property records, to accurately reflect the events they represent. Always record data in a timely and accurate manner. This protects the Company’s resources and meets the expectations of the people who rely on the accuracy of the Company’s records to perform their jobs. Falsifying business records is a serious offense, which may result in criminal prosecution, civil action and/or disciplinary action up to and including termination of employment. If you are authorized to make expenditures or enter into transactions on behalf of the Company, you must ensure that the applicable records comply with the Company’s accounting and purchasing policies and that all transactions are recorded properly.

Consistent with the reporting and recordkeeping commitments discussed above, you should accurately and truthfully complete all records used to determine compensation or expense reimbursement. This includes, among other items, reporting of hours worked (including overtime), reimbursable expenses (including travel and meals), and sales activity.

Destroying or altering a document with the intent to impair the document’s integrity or availability for use in any potential official proceeding is a crime. Documents relevant to any pending, threatened, or anticipated litigation, investigation, or audit shall not be destroyed for any reason. If you believe that Company records are being improperly altered or destroyed, you should report it to your manager, local HR or legal representative, the Company’s Compliance Officer or through the “Speak Out” service.

13.                               Raising Questions and Concerns

Each employee, officer, director and agent is responsible for the integrity and reputation of the Company and for compliance with this Code. Prompt reporting of any circumstances that you believe may constitute a violation of this Code, or any other Company policy, or applicable laws, rules or regulations is integral to our commitment to ethics and compliance.

Employees have an affirmative duty to disclose to and seek guidance from an appropriate internal authority if you believe any employee, officer, director or agent or other person associated or doing business with the Company has engaged, is engaging, or may engage in any illegal or unethical behavior or has violated, or may violate any law, rule, regulation, this Code or any of the Company’s other compliance policies or procedures.

If you are in a situation that you believe may involve or lead to a violation of this Code, please disclose to, and seek guidance from your manager, local HR or legal representative, the Company’s Compliance Officer or through the “Speak Out” service. See “Who Do I Contact for Guidance or to Report Concerns?” above.

You are strongly encouraged to report any concern regarding accounting, internal accounting controls or auditing matters (including confidential and anonymous concerns) to the Company’s Speak Out hotlines, your manager, local HR or legal representative, the Company’s Compliance Officer or through the “Speak Out” service, by email on a confidential basis to codeofconduct@edwardsvacuum.com or by letter to the Chairman of the Audit and Risk Committee.  See “Who Do I Contact?” above.

This Code establishes guidelines and procedures for handling complaints and for the confidential, anonymous reporting of complaints regarding questionable accounting, internal accounting controls or auditing matters (an “Accounting Complaint”). The Company’s separate ABC Policy establishes guidelines and procedures for handling complaints regarding compliance with any legal or regulatory requirements, the Code or any of the Company’s other compliance policies or procedures, or any other matter that could cause serious damage to the Company’s reputation.

It is the Company’s policy to encourage the communication of bona fide concerns relating to the lawful and ethical conduct of business, and audit and accounting procedures and related matters. It is also the policy of the Company to protect those who communicate bona fide concerns from any retaliation for such reporting. Consistent with the Company’s policies and applicable laws, rules and regulations, no adverse employment action or retaliation may be taken directly or indirectly against anyone who in good faith reports a concern or provides assistance or information to the Compliance Officer, management, any other person or group retained by the Company, any governmental, regulatory or law enforcement body investigating or otherwise helping to resolve any concern. Confidential and anonymous mechanisms for reporting concerns are available and are described in this Code.

Concerns may be submitted either in writing or orally by any employee, officer, director or agent, or any other interested party, such as a shareholder or person associated or doing business with the Company. No form is required to submit a concern, but you are encouraged to provide as much information and detail as possible so that the complaint can be properly investigated.  While complaints may be submitted at any time, it is recommended that a complaint be made as soon as reasonably possible after becoming aware of the matter.

Anonymous reporting does not serve to satisfy a duty to disclose your potential involvement in a real or perceived conflict of interest or in real or perceived unethical or illegal conduct. Every effort will be made to investigate confidential and anonymous reports within the confines of the limits on information or disclosure such reports entail. While self-reporting a violation will not excuse the violation itself, the extent and promptness of such reporting will be considered in determining any appropriate sanction, including dismissal. The Company will investigate any matter which is reported and will take any appropriate corrective action.

Written Accounting Complaints may be made to the Chairman of the Audit and Risk Committee marked to the attention of the Company Secretary, Edwards Group Limited. See “Who Do I Contact?” above.  Any correspondence to the Chairman should be clearly marked as an urgent matter for consideration by the Audit and Risk Committee of the Company.  The Chairman may, in his discretion, return the Accounting Complaint to the Compliance Officer for investigation in accordance with the Company’s ABC Policy, or retain the matter for investigation by the Audit and Risk Committee. Ordinarily the practice of the Chairman will be to return Accounting Complaints to the Compliance Officer for investigation.

If the Audit and Risk Committee retains the matter for investigation, the Audit and Risk Committee will promptly determine what professional assistance, if any, it needs in order to conduct the investigation.  The Audit and Risk Committee will be free in its discretion to engage outside auditors, counsel or other experts to assist in the investigation of any Accounting Complaint and in the analysis of results, and the Company will pay all fees of such auditors, counsel and experts.  In determining that it, and not the Compliance Officer, should investigate any Accounting Complaint, the Audit and Risk Committee may consider such matters as the identity of the alleged wrongdoer, the severity and scope of the alleged wrongdoing, the credibility of the allegations made, whether the allegations are mirrored in press or analyst complaints, and any other factors that are appropriate under the circumstances.  The Audit and Risk Committee, may delegate its responsibilities under this policy to the Chairman of the Audit and Risk Committee or to a subcommittee of the Audit and Risk Committee.  Nothing in this Code shall require the Compliance Officer to delay the commencement of an investigation into an Accounting Complaint until the next scheduled meeting of the Audit and Risk Committee.

The Audit and Risk Committee will have the authority to direct that the appropriate corrective action be taken by the Company in response to any particular Accounting Complaint.  The Audit and Risk Committee may, in its discretion, consult with any member of the Company’s management who may have appropriate expertise to assist in the evaluation of the Accounting Complaint or any results of an investigation into an Accounting Complaint.

14.                               Changes to the Code

This Code and its contents may be modified and changed, without notice, at any time by the Company.

15.                               Violations of this Code

Allegations of Code violations will be reviewed and investigated by the Company’s Compliance Officer, or, in appropriate circumstances by the Company’s Audit and Risk Committee. Violations of this Code may result in, among other actions, suspension of work duties, diminution of responsibilities or demotion, and termination of employment.

Those who violate the standards in this Code may be subject to disciplinary action. Failure to follow this Code, or to comply with applicable laws, rules and regulations, and the Company’s corporate policies and procedures may result in termination of employment or termination of board service and, in some cases, fines and imprisonment.

CERTIFICATE OF COMPLIANCE

I                                                                                            hereby certify that I have read,

                                                (Print name)

understand and am in compliance with the terms of the foregoing “Code of Business Conduct and Ethics.”

Date:

Signature:

Title:

If you have any questions, please contact the Compliance Officer:
Adam Ramsay Legal Director +44 (0) 12 9360 3264 adam.ramsay@edwardsvacuum.com